Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE ANNOUNCES RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
AND SCHEDULES CONFERENCE CALL

Tuesday, November 9, 2004	Immediate Release

Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) today announced financial results for the three months ended September 30, 2004. The Company today filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2004 AND 2003

(000s, except per share data)

	Three Months Ended
	September 30, 2004	September 30, 2003
Income Statement Data
Revenues	$3,031,064	$2,550,734
Net operating margins:(1)
Supply, distribution and marketing	24,156	12,554
Terminals, pipelines, and tugs and barges	12,065	13,037
Operating income	16,382	10,497
Earnings before income taxes	6,381	3,294
Net earnings	3,828	1,976
Net earnings attributable to common stockholders	2,719	1,285
Net earnings per common share—basic	0.07	0.03

Non-GAAP Performance Measure
Adjusted operating income(2)	$6,659	$15,132

Cash Flow Activities
Net cash (used in) operating activities	$(3,424)	$(16,874)
Net cash (used in) investing activities	(12,390)	(7,419)
Net cash provided by financing activities	22,758	14,268

	September 30, 2004	June 30, 2004
Balance Sheet Data
Working capital(3)	$131,715	$118,320
Long-term debt	200,000	200,000

(1)                                  Net operating margins represent revenues, less product costs and other direct costs and expenses.

(2)                                  See Supplement B for reconciliation of adjusted operating income to operating income and earnings before income taxes.

(3)                                  Working capital represents current assets less current liabilities.

Revenues for the three months ended September 30, 2004, were approximately $3.0 billion, as compared to approximately $2.6 billion for the comparable period in the prior year. The increase in revenues is due to an increase in commodity prices offset by a decrease in delivered volumes.  Net operating margins for the three months ended September 30, 2004, were approximately $36.2 million compared to approximately $25.6 million for the three months ended September 30, 2003.  Net earnings for the three months ended September 30, 2004, were approximately $3.8 million, as compared to approximately $2.0 million for the three months ended September 30, 2003.  Net operating margins and net earnings for both periods were impacted by inventory gains recognized, inventory gains deferred, and lower of cost or market adjustments.  TransMontaigne believes that “adjusted net operating margins” and “adjusted operating income,” which eliminate the impact of these inventory adjustments, are useful measures to evaluate and compare performance between reporting periods.  Supplement B provides information about how we derive “adjusted operating income” and potential limitations of adjusted operating income as a measure of financial performance.  Supplement B also provides a reconciliation of adjusted operating income to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Our adjusted net operating margins for the supply, distribution and marketing segment for the three months ended September 30, 2004, were approximately $4.6 million, as compared to $11.6 million during the three months ended September 30, 2003.  Rack spot margins were $1.9 million and $1.9 million during the three months ended September 30, 2004 and 2003, respectively.  Contract sales margins were $2.7 million and $1.3 million during the three months ended September 30, 2004 and 2003, respectively.  Per unit margins from rack spot sales and contract sales are more favorable in a declining forward price environment as major oil companies prefer to dispose of their refined product inventories in the bulk markets as opposed to shipping the inventories to interior wholesale delivery markets due to the length of in-transit shipping times.  For the three months ended September 30, 2004 and 2003, the inventory roll (cost) benefit was approximately $0.9 million and $(0.7) million, respectively, representing the increase (decrease) in the value of our discretionary volumes held for immediate sale or exchange from carrying inventory to future periods in a rising (declining) forward price environment.  The adjusted net operating margins (deficiencies) from our bulk activities and other decreased to approximately $(5.5) million in the three months ended September 30, 2004, as compared to approximately $3.2 million in the three months ended September 30, 2003, due principally to (i) limited opportunities to harvest basis differentials in the bulk markets, (ii) limited supply disruptions from refinery outages, and (iii) a decrease in the correlation between the cash and futures markets. The Coastal Fuels assets contributed heavy oil margins of approximately $2.6 million and $1.4 million during the three months ended September 30, 2004 and 2003, respectively.  The adjusted net operating margins from our supply chain management services increased to approximately $3.0 million during the three months ended September 30, 2004, from approximately $2.4 million for the comparable period in 2003, due principally to additional volumes delivered to our existing customer base.  The adjusted net operating margins from our trading activities were negatively impacted by unfavorable crack spreads between crude oil and distillates during the three months ended September 30, 2004.

The net operating margins from our terminals, pipelines, tugs and barges were approximately $12.1 million for the three months ended September 30, 2004, as compared to approximately $13.0 million for the three months ended September 30, 2003.  The decrease of approximately $0.9 million is due principally to a decrease in revenues of approximately $0.7 million and an increase in direct operating costs and expenses of approximately $0.3 million.

Selling, general and administrative expenses for the three months ended September 30, 2004 and 2003, were approximately $10.4 million and $9.5 million, respectively.  During the three months ended September 30, 2004, we incurred retention bonuses of approximately $1.4 million to retain our employees during our evaluation of strategic alternatives.

Our average delivered volumes under our various sales arrangements are as follows (in barrels per day):

	Three Months Ended
	September 30, 2004	September 30, 2003

Rack spot sales	50,000	142,000
Contract sales	215,000	178,000
Bulk sales	357,000	401,000
Supply chain management services	31,000	23,000
Total	653,000	744,000

CONFERENCE CALL

TransMontaigne Inc. also announced today that it has scheduled a conference call for Tuesday, November 16, 2004 at 3:00 p.m. (EST) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1092

Ask for:

TransMontaigne

A playback of the conference call will be available from 6:30 p.m. (EST) on Tuesday, November 16, 2004 until 11:59 p.m. (EST) on Tuesday, November 23, 2004 by calling:

USA:  800-475-6701

International:  320-365-3844

Access Code:   755252

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions.  The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, and (iii) supply chain management services.  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Supplement A

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Our CEO reviews our financial performance using a non-GAAP financial performance measure that we refer to as “adjusted operating income”(1) for purposes of making operating decisions, allocating resources and assessing financial performance.  Adjusted operating income excludes recurring items that are included in the most comparable GAAP measure.  Therefore, the use of adjusted operating income may be subject to limitations compared to the use of the most comparable GAAP measure.(2)  Nevertheless, TransMontaigne’s management believes that adjusted operating income is an appropriate financial performance measure for evaluating TransMontaigne’s performance and operating its business.(3)  Our adjusted operating income is as follows (in thousands):

	Three Months Ended September 30,
	2004	2003

Terminals, Pipelines, and Tugs and Barges(4)
Historical facilities	$8,821	$9,897
Coastal fuels assets	3,244	3,140
Adjusted net operating margins	12,065	13,037
Supply, Distribution and Marketing(5)
Light oils:
Rack spot margins	1,916	1,882
Contract margins	2,749	1,345
Inventory roll (cost) benefit	883	(719)
Bulk activities and other margins (deficiencies)	(5,509)	3,184
Heavy oils – contract margins	2,570	1,440
Supply chain management services	3,040	2,351
Trading activities, net	(1,003)	2,131
Adjusted net operating margins	4,646	11,614
Total adjusted net operating margins	16,711	24,651
Selling, general and administrative expenses	(10,433)	(9,525)
Dividend income	381	6
Adjusted Operating Income (1)(2)(3)	$6,659	$15,132

(1)                                  Adjusted operating income is composed of our adjusted operating margins for each of our business segments offset by selling, general and administrative expenses and increased by dividend income.  Adjusted operating income differs from operating income as determined in accordance with GAAP in the treatment of our inventories-discretionary volumes, the exclusion of depreciation and amortization expense, the exclusion of gains (losses) on disposition of assets, and the inclusion of dividend income.

(2)                                  The presentation of adjusted operating income should not be used exclusively as an alternative to operating income as determined in accordance with GAAP as an indicator of our operating performance.  Our inventories–discretionary volumes are carried at the lower of cost (FIFO) or market, while our corresponding derivative and risk management contracts are marked to market.  As a result, if prices are increasing during the end of a quarter, we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter.  Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis.  As discussed in (3), below, management believes that adjusted operating income is a useful measure to evaluate TransMontaigne’s performance. However, adjusted operating income excludes items that are included in the most comparable GAAP measure, which may limit the usefulness of adjusted operating income for some purposes compared to the most comparable GAAP measure.

For example, adjusted operating income excludes depreciation and amortization expense.  The exclusion of depreciation and amortization expense from adjusted operating income could be viewed as limiting the usefulness of the adjusted operating income as a performance measure because it does not account in current periods for the implied reduction in value of our capital assets, such as storage tanks and barges, caused by aging and wear and tear.  Management compensates for this limitation by recognizing that depreciation and amortization are largely offset by repair and maintenance costs, which keep the actual value of our principal fixed assets from declining.  These maintenance costs are a component of direct operating costs and expenses that are included in adjusted net operating margins and adjusted operating income.

Adjusted operating income also does not reflect the implied expenses reported for lower of cost or market write-downs on base operating inventory volumes that may be reported in periods of declining commodity prices.  Base operating inventory volumes are product volumes that must remain in the common carrier pipeline systems we use to transport our product to our terminals.   The exclusion of these write-downs could be viewed as limiting the usefulness of adjusted operating income as a performance measure because declines in the market value of this product are not taken into account in current results. Management compensates for this limitation by recognizing that these volumes must remain in the common carrier system in order for our terminals and pipelines to function.  TransMontaigne would sell or dispose of these volumes only in connection with the sale, closure or significant decrease in the nature and scope of our supply, distribution and marketing business.  Consequently, these base operating inventory volumes are, in management’s view, more like a fixed asset than inventory held for sale in the ordinary course of business.

(3)                                  Adjusted operating income treats our inventories-discretionary volumes held for immediate sale or exchange and our derivative and risk management contracts on a mark-to-market basis.  Whereas GAAP requires that we report the value of our inventories-discretionary volumes at the lower of cost or market, and our corresponding derivative and risk management contracts are marked to market.  As a result, if prices are increasing during the end of a quarter, under GAAP we are likely to report significant losses on derivative and risk management contracts and significant deferred gains on discretionary inventory volumes held for immediate sale or exchange at the end of that quarter and report significant gains on our beginning inventories-discretionary volumes held for immediate sale or exchange when they are sold in the following quarter.

Adjusted operating income may, however, be limited as a measure of financial performance because it does not use the lower of cost or market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange.  The lower of cost or market method prevents the recognition of gains from commodity price increases prior to realization of gains on the actual sale of inventory and, therefore, is considered to be a more conservative method of valuing inventory.  TransMontaigne believes that this limitation is compensated for by the deep and active market for refined petroleum products, which makes market prices readily available and permits product to be readily sold, as well as by the high rate of turnover of TransMontaigne’s inventory.

We believe that adjusted operating income is useful to investors because it adjusts the treatment of our inventories in calculating adjusted operating income so that our inventories-discretionary volumes held for immediate sale or exchange are reflected at fair value, which matches the treatment of our derivative and risk management contracts.  Because our inventories-discretionary volumes are composed of refined petroleum products, which are commodities with established trading markets and readily ascertainable market prices, we believe that the financial performance of the supply, distribution and marketing segment can be appropriately evaluated using the mark-to-market method rather than the lower-of-cost-or-market method of accounting for our inventories-discretionary volumes held for immediate sale or exchange.  Adjusted operating income permits us to measure and analyze the financial performance of TransMontaigne’s overall business, which involves the use of risk management contracts to reduce commodity price risk on product inventories and focuses on producing income through supply, distribution and marketing activities.  Therefore, by including the effects of changes in the fair value of our inventories-discretionary volumes held for immediate sale or exchange in adjusted operating income in the period in which the fair value actually changes, we believe that adjusted operating income gives investors a useful indication of TransMontaigne’s financial performance.  We manage the commodity price risk associated with our inventories-discretionary volumes held for immediate sale or exchange through the use of NYMEX futures contracts that are closely related to our actual inventory positions.  Because the NYMEX contracts settle daily, global commodity price risk in our inventory position is managed, and changes in commodity prices are not likely to distort the financial performance of the Company.  Because refined petroleum product commodity prices can be volatile, some investors may consider this alternative measure of performance to be useful because changes in commodity prices would be less likely to distort the financial performance of the Company.

Our senior secured working capital credit facility also uses a measure substantially identical to adjusted operating income to measure compliance with our financial covenants.

(4)                                  Our “adjusted net operating margins” for the terminals, pipelines, and tugs and barges segment are composed of revenues, less direct operating costs and expenses.  There are no differences between “adjusted net operating margins” for our terminals, pipelines, and tugs and barges segment and the net operating margins for that segment in our historical financial statements.

(5)                                  For our supply, distribution and marketing segment, “adjusted net operating margins” are composed of revenues less, cost of product sold and other direct costs and expenses.  For purposes of computing our “adjusted net operating margins” for the supply, distribution and marketing segment, cost of product sold is reflected at market value, which matches the treatment of our derivative and risk management contracts.  Additionally, for purposes of computing our “adjusted net operating margins,” our discretionary inventories—base operating volumes are maintained at original cost.  The differences between “adjusted net operating margins” for the supply, distribution and marketing segment and the net operating margins reported for that segment in our historical financial statements are presented in the accompanying Supplement B.

Supplement B

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Reconciliation of “Adjusted Operating Income” to Earnings Before Income Taxes

	Three Months Ended September 30,
	2004	2003

Adjusted Operating Income	$6,659	$15,132
Inventory Adjustments:
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	2,330	5,855
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	(4,405)	(3,067)
Change in FIFO cost basis of base operating inventory volumes	21,585	214
Lower of cost or market write-downs on base operating inventory volumes	—	(2,062)
Other Items:
Depreciation and amortization	(5,807)	(5,537)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	(32)
Dividend income	(381)	(6)
Loss on disposition of assets, net	(3,599)	—
Operating income	16,382	10,497
Other expense, net	(10,001)	(7,203)
Earnings Before Income Taxes	$6,381	$3,294

Supplement C

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Quarterly Adjusted Operating Income by Fiscal Year

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2005
Terminals, pipelines, and tugs and barges:
Historical facilities	$8,821	—	—	—	$8,821
Coastal fuels assets	3,244	—	—	—	3,244
Product supply, distribution and marketing:
Light oils and other	2,076	—	—	—	2,076
Heavy oils	2,570	—	—	—	2,570
Adjusted net operating margins	16,711	—	—	—	16,711
Dividend income	381	—	—	—	381
Selling, general and administrative	(10,433)	—	—	—	(10,433)
Adjusted Operating Income	$6,659	—	—	—	$6,659

Fiscal Year Ending June 30, 2004
Terminals, pipelines, and tugs and barges:
Historical facilities	$9,897	$9,504	$7,632	$7,600	$34,633
Coastal fuels assets	3,140	4,165	3,955	3,215	14,475
Product supply, distribution and marketing:
Light oils and other	10,174	12,857	6,540	(7,494)	22,077
Heavy oils	1,440	3,424	5,416	3,376	13,656
Adjusted net operating margins	24,651	29,950	23,543	6,697	84,841
Dividend income	6	—	—	—	6
Selling, general and administrative	(9,525)	(10,157)	(10,452)	(7,399)	(37,533)
Adjusted Operating Income	$15,132	$19,793	$13,091	$(702)	$47,314

Fiscal Year Ended June 30, 2003
Terminals, pipelines, and tugs and barges:
Historical facilities	$10,928	$10,745	$10,874	$9,837	$42,384
Coastal fuels assets	—	—	1,676	3,732	5,408
Product supply, distribution and marketing:
Light oils and other	7,612	13,343	11,669	16,391	49,015
Heavy oils	—	—	2,489	3,810	6,299
Adjusted net operating margins	18,540	24,088	26,708	33,770	103,106
Dividend income	374	—	—	—	374
Selling, general and administrative	(9,331)	(8,775)	(10,440)	(11,945)	(40,491)
Corporate relocation	(1,084)	(365)	—	—	(1,449)
Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540

TRANSMONTAIGNE INC. AND SUBSIDIARIES

Adjusted Operating Income Reconciled to Net Earnings (Loss)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Y-T-D Total
Fiscal Year Ending June 30, 2005
Adjusted Operating Income	$6,659	—	—	—	$6,659
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	2,330	—	—	—	2,330
Gains deferred on ending inventories— discretionary volumes held for immediate sale or exchange	(4,405)	—	—	—	(4,405)
Change in FIFO cost basis of base operating inventory volumes	21,585	—	—	—	21,585
Depreciation and amortization	(5,807)	—	—	—	(5,807)
Loss on disposition of assets, net	(3,599)	—	—	—	(3,599)
Interest expense, net	(6,284)	—	—	—	(6,284)
Other financing costs, net	(4,098)	—	—	—	(4,098)
Income tax expense	(2,553)	—	—	—	(2,553)
Net Earnings	$3,828	—	—	—	$3,828

Fiscal Year Ending June 30, 2004
Adjusted Operating Income	$15,132	$19,793	$13,091	$(702)	$47,314
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	5,855	3,067	15,469	6,039	5,855
Gains deferred on ending inventories— discretionary volumes held for immediate sale or exchange	(3,067)	(15,469)	(6,039)	(2,330)	(2,330)
Change in FIFO cost basis of base operating inventory volumes	214	5,504	21,494	11,666	38,878
Lower of cost or market write-downs on base operating inventory volumes	(2,062)	(271)	(128)	(2,873)	(5,334)
Depreciation and amortization	(5,537)	(5,932)	(5,738)	(5,808)	(23,015)
Lower of cost or market write-downs on product linefill and tank bottom volumes	(32)	(17)	(11)	—	(60)
Loss on disposition of assets, net	—	(805)	—	(173)	(978)
Interest expense, net	(6,396)	(6,623)	(6,697)	(6,556)	(26,272)
Other financing costs, net	(813)	(819)	(821)	(1,016)	(3,469)
Income tax (expense) benefit	(1,318)	629	(12,248)	877	(12,060)
Net Earnings (Loss)	$1,976	$(943)	$18,372	$(876)	$18,529

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Fiscal Year Ended June 30, 2003
Adjusted Operating Income	$8,499	$14,948	$16,268	$21,825	$61,540
Gains recognized on beginning inventories—discretionary volumes held for immediate sale or exchange	—	12,644	33,490	—	12,644
Gains deferred on ending inventories—discretionary volumes held for immediate sale or exchange	—	(33,490)	—	(5,855)	(5,855)
Change in FIFO cost basis of base operating inventory volumes	—	(1,421)	9,723	(7,887)	415
Lower of cost or market write-downs on base operating inventory volumes	—	—	(12,412)	(23)	(12,435)
Depreciation and amortization	(4,256)	(4,293)	(4,851)	(5,971)	(19,371)
Lower of cost or market write-downs on product linefill and tank bottom volumes	—	—	(633)	—	(633)
Interest expense, net	(3,224)	(2,967)	(3,759)	(4,469)	(14,419)
Other financing income (costs), net	(154)	966	(1,725)	(4,363)	(5,276)
Income tax benefit (expense)	(329)	5,173	(13,722)	368	(8,510)
Cumulative effect adjustment	—	(1,297)	—	—	(1,297)
Net Earnings (Loss)	$536	$(9,737)	$22,379	$(6,375)	$6,803